Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 15, 2011

B:8.25"
T:8"
L:7"

COMMODITIES · CURRENCIES · EQUITIES · FIXED INCOME

iPath®
Exchange Traded Notes

Commodities exposure. Now refined into 18 Pure Beta ETNs.



BCM
CAFE
DIRT
SGAR
Broad
Coffee
Agriculture
Sugar

Introducing iPath® Pure Beta Commodity ETNs. Pure Beta indices provide access to commodities futures in a way that offers the potential to mitigate roll yield. You can access 18 iPath Pure Beta Commodity ETNs—covering a broad range of sectors and commodities.

Discover more at iPathETN.com/purebeta or call 1-877-76-IPATH.

BARCLAYS

In the context of investment strategies in the futures markets, "roll yield" is commonly used to describe the returns that occur over and above the changes in the spot returns of the underlying asset.

An investment in iPath ETNs ("ETNs") involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable prospectus. The ETNs are unsecured obligations of Barclays Bank PLC and are not secured debt nor an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. IP-0488-1211

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

S:10"
T:10.75"
B:11"

approval signoff: PF ____ CD ____ TM ____ AD ____ PR ____ AB ____ CW ____ AE ____ QC ____

job name: Pure Beta Commodities
media type: Magazine
media unit: Page
b/w or color: 4/C

file name: ISN11055_E.indd
studio artist: Studio MacPro [Stephan Alm]
date: 11-23-2011 10:07 AM
rounds: 2
collects: 0

client: iPath
job #: ISNR-ISIP-ISN11055-E
size: E
live: 7" x 10"
trim: 8" x 10.75"
bleed: 8.25" x 11"
gutter: None
laser output at: 100%

link names: ip_tag_2c_bk_rev_cmyk_caps (58.12%, 17.93%), IBIM_Barclays_InterimBadge_100C.ai (91.57%), iPath_Final_Chicklet_BCM_GRCL_V2.psd (CMYK; 467 ppi; 64.22%), iPath_Final_Chicklet_CAFE_GRCL_V2.psd (CMYK; 467 ppi; 64.22%), iPath_Final_Chicklet_DIRT_GRCL_V2.psd (CMYK; 467 ppi; 64.22%), iPath_Final_Chicklet_SGAR_GRCL_V2.psd (CMYK; 467 ppi; 64.22%), iPath_Distillery_EdNacional_V3.ai (82.77%,

McCANN Worldgroup

inks: CMYK
fonts: Expert Sans (Bold, Regular)
notes: **AR, Institutional Investor**